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                                                                      Exhibit 8
[KPMG LETTERHEAD]

         111 North Orange Avenue, Suite 1600
         P.O. Box 3031
         Orlando, FL 32802





April 13, 2000


Board of Directors
First National Bank of Osceola County
920 North Bermuda Ave.
Kissimmee, FL

Ladies and Gentlemen:


You have requested the opinion of KPMG LLP (KPMG) regarding certain federal income tax consequences of the proposed merger of First National Bank of Osceola County ("First National/Osceola") with and into First Interim National Bank of Osceola County, ("FINB"), a wholly owned subsidiary of Centerstate Banks of Florida, Inc., ("CBF"), for stock of CBF (the "Merger"). Specifically, you have requested us to opine that the form and substance of the Merger will constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D)1 and to opine on certain federal income tax consequences to CBF, FINB, First National/Osceola, and the shareholders of First National/Osceola resulting from the Merger.


SCOPE OF THE OPINION


We are rendering our opinion in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement") pursuant to Item 601(b)(8) of Regulation S-K.

For purposes of the opinion set forth below, we have relied, with the consent of CBF and the consent of First National/Osceola, upon the accuracy and completeness of the statements and representation (which statements and representations we have neither investigated nor verified) contained, respectively in the certificates of the officers of CBF and First National/Osceola dated the date hereof, and have assumed that such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement-prospectus of CBG and First National/Osceola (the "Joint Proxy Statement-Prospectus:) included therein. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement-Prospectus or the appendices thereto (including the Agreement).

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus (and no transaction or condition stated therein and material to this opinion will be waived by any party); and (ii) the Merger will be reported by CBF and First National/Osceola on their respective federal income tax returns in a manner consistent with the opinion set forth below.


The opinion contained herein is rendered only with respect to the enumerated holdings set forth herein under the heading OPINION, and KPMG expresses no opinion with respect to any other legal, federal, state, or local tax aspect of the Merger.

This opinion is not binding upon the Internal Revenue Service, any tax authority or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder,


--------
1 All Section references are to the Internal Revenue Code of 1986, as amended, and the regulations thereunder, unless otherwise indicated.


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[KPMG LOGO]

First National/Osceola
April 13, 2000
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and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes, which can be retroactive in effect, could also have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion due to changes in law and changes in facts that occur subsequent to the issuance of this letter.


FACTS


First National/Osceola is a national banking association located at 920 North Bermuda Avenue, City of Kissimmee, County of Osceola, in the State of Florida, with a capital of $8,399,367, consisting of (i) 2,555,875 shares of common stock divided into 511,175 shares of common stock each, of $5,00 par value,
(ii) surplus of $2,634,579, and (iii) undivided profits of $3,208,913 as of September 30, 1999.


CBF, is a Florida Corporation, which has been organized as a bank holding company.


FINB is an interim national banking association, to be located at 920 North Bermuda Avenue, city of Kissimmee, County of Osceola, in the State of Florida, with a capital of $100,000, divided into 1,000 shares of common stock, each of $100 par value, surplus of $20,000, and no undivided profits


For valid corporate business purposes:



First National/Osceola will merge with and into FINB under the charter of First National/Osceola pursuant to 12 U.S.C. ss 215a of the National Bank Act (as previously defined, the "Merger").



At the Effective Time, each issued and outstanding share of First
National/Osceola Common Stock (other than shares as to which dissenters' rights have been perfected) will be converted into 2.00 shares of CBF Common Stock, subject to adjustment as specified in Section 2.1 of the Agreement. If options to acquire First




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First National/Osceola
April 13, 2000
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National/Osceola Common Stock which are exercisable at the date of the
Agreement or become exercisable prior to Closing, are exercised prior to the Closing, the shares of First National/Osceola Common Stock, issued on such exercise will be converted to the right to receive shares of CBF at the Closing.



In lieu of issuing fractional shares of CBF Common Stock, holders of First National/Osceola Common Stock entitled to a fractional share of CBF Common Stock as a result of the above exchange ratio will receive an amount in cash as provided in Section 2.3 of the Agreement.



Holders of First National/Osceola Common Stock that take such steps as are necessary to dissent to the Merger and that are entitled to payment for their shares will be paid the value of such shares pursuant to the Dissent Provisions of the National Bank Act.




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First National/Osceola
April 13, 2000
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OPINIONS


Based upon and subject to the foregoing, and subject to the above SCOPE OF OPINION, it is the opinion of KPMG that:


1. The acquisition by FINB of all of the assets of First National/Osceola solely in exchange for CBF Common Stock and the assumption by FINB of the liabilities of First National/Osceola plus the liabilities to which First National/Osceola assets may be subject, will qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D). First National/Osceola, CBF, and FINB will each be a party to reorganization within the meaning of Section 368(b).

2. No gain or loss will be recognized by First National/Osceola on the transfer of substantially all of its assets to FINB in the Merger in exchange for CBF Common Stock and the assumption by FINB of the liabilities of First National/Osceola plus the liabilities to which First National/Osceola assets may be subject. Sections 361(a) and 357(a).

3. No gain or loss will be recognized by either CBF or FINB upon the acquisition by FINB of all of the assets of First National/Osceola in the Merger in exchange for CBF Common Stock and the assumption by FINB of the liabilities of First National/Osceola plus the liabilities to which First National/Osceola assets may be subject. Sections 1032(a); Reg. Section 1.1032-2.

4. The basis of the assets of First National/Osceola received by FINB in the Merger will be the same in the hands of FINB as the basis of such assets in the hands of First National/Osceola immediately prior to the Merger. Section 362(b).

5. The holding period of the assets of First National/Osceola received by FINB in the Merger will, in each instance, include the period during which such assets were held by First National/Osceola immediately prior to the Merger. Section 1223(2).



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First National/Osceola
April 13, 2000
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6.       No gain or loss will be recognized by a shareholder of First
         National/Osceola upon the receipt of solely CBF Common Stock (including any fractional share interest to which the shareholder may be entitled) in exchange for shares of First National/Osceola Common Stock in the Merger. Section 354(a)(1).

7. The basis of the CBF Common Stock received by a shareholder of First National/Osceola (including any fractional share interest to which the shareholder may be entitled) will equal the basis of the First National/Osceola Common Stock surrendered in exchange therefor.
         Section 358(a)(1).

8. The holding period of the CBF Common Stock received by a shareholder of First National/Osceola (including any fractional share interest to which the shareholder may be entitled) will include the holding period of First National/Osceola Common Stock surrendered in exchange therefor, provided the First National/Osceola Common Stock was held by the shareholder as a capital asset on the date of the Merger. Section 1223(1).

9. The payment of cash to First National/Osceola shareholders in lieu of fractional share interests of CBF Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by CBF. These cash payments should be treated as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116.

10. Where a First National/Osceola shareholder exercises statutory dissenters' rights and receives cash for all of his or her First National/Osceola Common Stock, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Section 302.

11. The tax attributes of First National/Osceola enumerated in Section 381(c) will be taken into account by CBF and FINB following the Merger. Section 381(a)(2). These tax attributes will, however, be subject to the provisions and limitations of Sections 381, 382, 383, and 384 and the regulations thereunder.


                                                      /s/KPMG